UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 6, 2004

IMCO RECYCLING INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 North O’Connor Blvd., Suite 1500 Central Tower at Williams Square Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(972) 401-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 7, 2004, IMCO Recycling Inc. issued a press release announcing the resignation of Don Navarro as a director of the company effective October 6, 2004. A copy of this press release is filed as Exhibit 99.1 hereto. Mr. Navarro’s term as an IMCO director had been scheduled to expire in 2006.

In connection with Mr. Navarro’s resignation, the IMCO Board awarded Mr. Navarro a special recognition award of $75,000. This award was made in recognition of (i) Mr. Navarro’s service on IMCO’s special committee of the Board of Directors (including, since April 2004, as chairman of the committee) formed in 2003 to investigate, review and report on strategic initiatives, programs and opportunities for IMCO (including IMCO’s proposed merger with Commonwealth Industries, Inc.), and (ii) his role in assisting the shaping of IMCO’s business and financial structure.

In addition, IMCO has entered into a four-month consulting agreement with Mr. Navarro to consult with IMCO’s management regarding certain company financial and strategic matters on an as-needed basis. Under this arrangement Mr. Navarro will be paid $25,000 per month. A copy of that consulting agreement is filed as Exhibit 99.2 hereto.

Mr. Navarro’s letter of resignation stated that there were no disagreements with IMCO’s board of directors or management on any matter relating to the company’s operations, policies or practices. A copy of that letter is filed as Exhibit 99.3 hereto. Mr. Navarro indicated personal reasons, including his desires to pursue other business opportunities and his previously stated intention not to remain on the IMCO Board following IMCO’s proposed merger with Commonwealth Industries, Inc.

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release dated October 7, 2004.

99.2	Consulting Agreement between Don Navarro and IMCO Recycling Inc. dated October 6, 2004.

99.3	Letter of resignation of Don Navarro dated October 6, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCO RECYCLING INC.

Dated: October 12, 2004	/s/ Robert R. Holian
Robert R. Holian
Senior Vice President and Controller

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release dated October 7, 2004.

99.2	Consulting Agreement between Don Navarro and IMCO Recycling Inc. dated October 6, 2004.

99.3	Letter of resignation of Don Navarro dated October 6, 2004.